Exhibit 10.2

Original Document on Norwest Banks' Letterhead	Norwest Bank Minnesota, N.A. Bloomington Office 7900 Xerxes Avenue South Bloomington, Minnesota 55431 612/830-7000

March 26, 1999

Mr. Paul Stephenson
Vice President of Finance and Administration
Check Technology Corporation
12500 Whitewater Drive
Minnetonka, MN. 55343-9420

Dear Mr. Stephenson:

    I am pleased to inform you that Norwest Bank Minnesota, N.A. (the "Bank") has approved the renewal of a committed line of credit (the "Line") in the amount of $2,500,000.00 to be offered to Check Technology Corporation. The availability of the Line is subject to the Bank's receipt of a new executed promissory note (the "Note") and our mutual execution of this letter agreement. The following terms and conditions shall apply to the Line:

Borrower	Check Technology Corporation (the "Borrower").
Type	One year, committed line of credit, with an initial maturity date of March 31, 2000
Amount	$2,500,000.00
Purpose	To finance working capital needs of the Borrower.
Interest	With each advance, the Borrower will have the following interest rate options:
(1) Norwest Base Rate, floating, or (2) LIBOR plus 1.75% for 30, 60, 90 and 180 days periods.

Interest will be payable at the end of each month for each Base Rate advance. Interest will be payable on maturity for each LIBOR advance, or at the end of 90 days in the case of interest contract periods of more than 90 days. If the Borrower elects the LIBOR rate option, each advance shall be in an amount not less than $100,000.
Prepayments
Prepayments of principal may be made at any time by the Borrower without penalty; however, any payments of LIBOR borrowing contracts made prior to the stated contractual maturity of the contract will be subject to reimbursement to Bank for reasonable redeployment costs.
Collateral	Unsecured, however, all current assets of Borrower must remain free of liens or encumbrances.
Facility Fee
A facility fee of one-fifth of one percent (20 basis points) per annum computed on a 360-day basis will be applied to the unused portion of the revolving, one-year line of credit. This fee shall be paid in arrears at the end of each calendar quarter.
Covenants	The Borrower agrees to comply with the following:

1.) Preserve its corporate existence and, along with all subsidiaries, adequately maintain and insure its properties. Additionally, the Borrower will not, nor will it permit any subsidiary to sell, dispose of, or transfer away any material portion of its assets or properties necessary or desirable for the proper conduct of its business.
2.) All corporate assets, including all subsidiary assets, must be kept free and clear of liens, except for currently existing liens and purchase money security interests.
3.) The Borrower and each of its subsidiaries must refrain from issuing a corporate guaranty or becoming contingently liable in connection with any obligation of any other person or entity.
4.) On a consolidated basis and in accordance with GAAP, the financial performance and conditions of the Borrower must remain within the following bounds at all times:
(a) Total Liabilities to Tangible Net Worth Ratio. Maintain a ratio of total liabilities to Tangible Net Worth of less than 1.0 to 1.0 at all times.

"Tangible Net Worth" means total assets less total liabilities and less the following types of assets: (1) leasehold improvements; (2) receivables and other investments in or amounts due from any shareholder, director, officer, employee or other person or entity related to or affiliated with the Borrower; (3) goodwill, patents, copyrights, mailing lists, trade names, trademarks, servicing rights, organizational and franchise costs, bond underwriting costs and other like assets properly classified as intangible.
(b) Current Ratio. Maintain a ratio of Current Assets to Current Liabilities of at least 2.0 to 1.0 at all times.

"Current Assets" means current assets less receivables and investments in or other amounts due from any shareholder, director, officer, employee or any person or entity related to or affiliated with the Borrower.
"Current Liabilities" means current liabilities less any portion of such current liabilities that constitute Subordinated Debt.
"Subordinated Debt" means debt that is expressly subordinated to the Bank in a writing acceptable to the Bank.

5.) Provide the Bank with annual audited financial statements within 120 days of the Borrower's fiscal year end, quarterly financial statements within 45 days of quarter end, and quarterly compliance certificates during periods of borrowing.
6.) Promptly notify the Bank upon knowledge of the occurrence of an event of default hereunder or under the Note.

7.) Supply the Bank with such other information as the Bank may from time to time reasonably request, and permit the Bank to have access to its books, records, properties, and principal officers as it may reasonably request.
Conditions Precedent
Prior to the making of the first advance under the Line, the Borrower shall deliver, at the Bank's request, certified borrowing resolutions and an incumbency certificate, duly executed by the corporate secretary of the Borrower and in form and content acceptable to the Bank. Furthermore, the Bank has the right to not consider any requests for advances under the Line if, as of the date of such request, there exists an event of default under the Note.
Default
The Bank may declare the Line terminated and declare the unpaid principal, accrued interest and all other amounts payable under the Note to be immediately due and payable, if the Borrower fails in the observance or performance of any covenant or agreement contained herein, and continuance for more than 30 days. In addition, the Note contains events of default that are incorporated herein by reference.

If the provisions of this Letter Agreement are acceptable, please sign below and return to me at Norwest. Please Contact either signer below if you have any questions.

Sincerely,	/s/ JILL S. FEDORUK Jill S. Fedoruk Portfolio Manager (612)316-4188
Accepted By:	CHECK TECHNOLOGY CORPORATION
	By:	/s/ JAY HERMAN
	Its:	PRESIDENT—CHIEF EXECUTIVE OFFICER
	Date:	APRIL, 1999

Original Document on Norwest Banks' Letterhead	Commercial Note
Name Check Technology Corporation	Date 3-26-1999
For value received, the undersigned Borrower (if more than one, jointly, and severally) promise(s) to pay to the order of Norwest Bank Minnesota, National Association (the "Bank"), at 7900 Xerxes Ave. So., Bloomington, MN 55431-2209 or at any other place designated at any time by the holder of this promissory note, in lawful money of the United States of America, the principal sum of Two Million Five Hundred Thousand and no/100 Dollars ($2,500,00.00), together with interest on the unpaid principal amount in accordance with the repayment terms set forth below. Interest: Interest on this Note, calculated on the basis of actual days elapsed in a 360 day year, will accrue as follows (Choose one of the following):
	/ /	on the unpaid principal amount of this Note at the Note Rate.
	/ /	on the unpaid principal amount of this Note at the of the Note Rates selected at any time.
/ /	on the unpaid principal amount of this Note:
    up to and including $       at the Note Rate.
    from $       to and including $       at the Note Rate              %.
    from $       to and including $       at the Note Rate              %.
In excess of $ at the Note Rate %.
/ /	If the unpaid principal amount of this Note:
    is not in excess of $       at the Note Rate       %.
    is equal to or greater than $       but not in excess of $       at the Note Rate       %.
is equal to or greater than $ but not in excess of $ at the Note Rate %
Note Rate: The Note Rate under this Note shall be (choose the applicable Note Rate(s)):
/ /		an annual rate of % (the "Note Rate"),
/ /
an annual rate / / equal to the Index Rate, or / / % the Index Rate, or / / % of the Index Rate, / / from time to time and effect, each change in the interest rate to become effective on the corresponding change in the Index Rate becomes effective, or / / with an initial interest rate equal to % (the "Note Rate"),
/x/
an annual rate as set forth in the Interest Rate Addendum attached to the Note (the "Note Rate"), See Below provided that if this Note has a variable rate of interest, / / the note Rate shall at no time be less than an annual rate of %, and
/ /		shall at no time exceed an annual rate of %. In no event shall the rate of interest applicable to this Note under any term or condition exceed the maximum rate permitted by law.
/ /		Index Rate" means / / the "Base Rate" which is the rate of interest established by from time to time as its "base" or "prime" rate, or / / the "Wall Street Rate" which is the highest "prime" rate of interest reported in the Wall Street Journal "Money Rates" Table, or /x/ the annual rate equal to the variable base rate, or a fixed rate equal to 1.75% over the available reserve adjusted LIBOR of like maturity at the date of request.
Repayment Terms: Unless payable sooner as a result of its acceleration, the Borrower promises to pay this Note as follows (choose the applicable Repayment Term):
Principal. Principal shall be payable;
/x/		on the earlier of demand or 03-31-2000 (the "Due Date").
/ /		on (the "Due Date").
Interest. Interest shall be payable;
/ /		on the Due Date.
/x/		monthly, commencing 04-30-1999 and on the last day of each succeeding month , and on the Due Date.
"Due Date" means the maturity date of the Note whether it is the stated maturity date or an earlier date by reason of acceleration or demand.
/x/
Revolving Line. The borrower may borrow, prepay, and reborrow under this Note until the Due Date within the limits of this Note, and subject to the terms and conditions in any other agreements between the Borrower and the Bank.
/ /		Conditional Line. Any advances made under this Note shall be at the sole discretion of the Bank and the Bank is not obligated to make any advance under this Note.
/ /
Late Fee: Each time that a scheduled payment is not paid when due or within days afterwards, the Borrower agrees to pay a late fee equal to / / $ , or / / % of the full amount of the late payment, or the / / of $ or % of the full amount of the late payment. Acceptance by the Bank of any late fee shall not constitute a waiver of any default hereunder.
/ /
Other Fees. The Borrower shall pay to the Bank a nonrefundable, one-time equal to $ at the time this Note is signed. / / The Borrower shall pay to the Bank a (n) equal to / / $ , or / / % per annum (calculated on the basis of actual days elapsed in a day (year) of the / / average daily unused portion, / / maximum principal amount of the line evidenced by this Note, payable , in , commencing and on the day of each succeeding and on the Due Date.

Additional Interest Before and After the Due Date: Each time that a scheduled payment is not paid when due or within days afterward, additional interest will begin accruing on the next calendar day on the entire unpaid principal amount of the Note at an annual rate of % in excess of the Note Rate ("Additional Interest Rate"). Acceptance by the Bank of Additional Interest shall not constitute a waiver of any default hereunder. The unpaid principal and interest due on this Note after the Due Date shall bear interest until paid at the Additional Interest Rate (except in North Dakota).
Prepayment: The Borrower may at any time prepay this Note, in whole or in part.

Security: In addition to any other collateral interest given to the Bank previously, now, or in the future, by separate agreement(s) not referenced herein, which states it is given to secure this Note or all indebtedness of the Borrower to the Bank, this Note is secured with a (n)            dated             .

Name Check Technology Corporation	By: /s/ Jay Herman
Street Address 12500 Whitewater Drive	Its: President—Chief Executive Officer By:
City, State and Zip	Its:
Minnetonka, MN 55343-9420